eVentures Group, Inc.                          NEWS ANNOUNCEMENT
                                               For Immediate Release
Contact:
Thomas P. McMillin                             Stewart Lewack, Kristian Talvitie
eVentures Group, Inc.                          Jaffoni & Collins Incorporated
214/777-4100                                   212/835-8500; evnt@jcir.com

             eVENTURES ANNOUNCES INVESTMENT BY QWEST COMMUNICATIONS

                  COMPANIES FORGE STRATEGIC BANDWIDTH ALLIANCE


Dallas, TX - June 26, 2000 - eVentures Group, Inc. (OTC BB: EVNT), an Internet communications company focused on developing next-generation infrastructure, product and service businesses, today forged a strategic agreement with Qwest Communications International Inc. whereby Qwest Communications becomes a preferred bandwidth partner for eVentures' operating divisions and portfolio companies. Additionally, Qwest has made a financial investment in eVentures in exchange for common stock. Terms of the transaction were not disclosed.

This investment and strategic alliance deepen an already strong relationship between eVentures Group and Qwest. Qwest is not only a supplier of bandwidth and services to eVentures, but also a customer of eVentures' Internet Protocol
(IP)/Asynchronous Transfer Mode (ATM) Internet telephony network services.

Jeffrey A. Marcus, Chairman and Chief Executive Officer of eVentures Group, commented, "We're pleased to strengthen our relationship with Qwest. The alliance provides our Company with a solid foundation from which to expand our services, diversify our revenue base, grow our business and build long-term value for our shareholders."

The Qwest Communications investment in eVentures follows an April 2000 private placement of $58.5 million led by a strategic investor group including Liberty Media Group (NYSE:LMGa), Chase Capital Partners (NYSE:CMB), Goldman Sachs (NYSE:
GS), First Union Capital Partners and The Blackstone Group.

eVentures - through its wholly owned partner companies AxisTel Communications, e.Volve Technologies and Internet Global Services (iGlobal) - is focused on building a global IP/ATM network. For the nine month period ended March 31, 2000, the partner companies combined to carry 372 million minutes of voice and data traffic over their private IP-based communications networks, compared to 112 million minutes of traffic carried by the Company's networks in the year-ago period, an increase of 233%.

Mr. Marcus concluded, "Having forged strategic technology relationships with Lucent Technologies, Cisco Systems and Siemens AG for digital switching, routing and signal management equipment, today's bandwidth agreement with Qwest now brings us one step closer to our goal of offering a full range of high capacity, high quality next-generation communication services."

About eVentures Group, Inc.

eVentures focuses on investing in, operating and developing Internet communications companies that provide next-generation infrastructure, products and services including network solutions, user interfaces, support services and enabling technologies. For more information, visit the Company's Web site at ( www.evnt.com).

This press release includes statements regarding eVentures' business strategy, plans and objectives which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Although eVentures believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be accurate. Numerous factors, including those set forth in the Company's periodic and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management's expectations.

                                     # # #